SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549


                                FORM 8-K

                             CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): May 14, 1998


                   ZEGARELLI GROUP INTERNATIONAL, INC.
           (Exact name of registrant as specified in charter)


          CALIFORNIA                   0-19227             95-4040591
  (State or other jurisdiction      (Commission File     (IRS Employer
       of incorporation)                Number)          Identification
                                                          No.)


150 East Olive Avenue, Burbank, California                 91502
(Address of principal executive offices)                (Zip Code)


                                (818) 842-8411
             (Registrant's telephone number, including area code)


             10318 Norris Street, Pacoima, California  91331
      (Former name or former address, if changed since last report)


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Item 5.        Other Events.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         Zegarelli Group International, Inc.

                              Jennifer J. Eggers
                              JENNIFER J. EGGERS
                              Chief Financial Officer

Date: June 16, 1998

Burbank,  California,  May 14, 1998 *** Zegarelli Group International, Inc.
(ZEGG) announced today that the net loss for its fiscal year ended
December 31, 1997 will be $5,080,000, or $(.87) per share. For the year ended December 31, 1996, the Company had net income of $405,000, or $.08 per share. The Company has not completed its year-end audit. The amounts for the Company's 1997 year-end have been supplied by management and are subject to adjustments which may be required as a result of the annual audit.

The Company is also reporting a net loss of $131,000, or $(.02) per share, for the first quarter of 1998 on revenues of $190,000, compared to net income of $80,000, or $.02 per share, on revenues of $2,873,000 for the first quarter of 1997. Since the Company sold its contract packaging business in September 1997, those operations are not included in the 1998 numbers.

The Company is continuing its professional hair care line operations, with sales mainly from the Home Shopping Network and from European distribution. The Company's President, Alfred E. Booth, Jr., said that "Although the Company is in an adverse cash flow position, our creditors are currently working with us to try to reduce the debt and, at the same time, we are working to increase sales. There is no assurance that the Company can increase its sales and/or cash flow to satisfy its financial obligations and continue operations." Mr. Booth further said that during this restructuring period, "losses can be expected for at least the next two quarters."

In April 1998, the purchaser of the Company's contract packaging business in September 1997 filed an action against the Company in the United States District Court for the District of New Jersey. The lawsuit arises from the sale of the contract packaging business for which the Company received a $3.5 million note from the purchaser as part of the consideration. The Company has filed a motion to transfer venue to the United States District Court for the Central District of California and intends to vigorously defend this lawsuit.

The Company manufactures and markets its own line of professional hair care products under the Zegarelli label. The line is distributed through regional and European, professional only, distributors and is currently being sold on Home Shopping Network.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including primary customer order rates, cancellations, late delivery of components which cause production delays, dependence on certain customers, dependence on key executives, variability of quarterly results, single operating facility, competition, product liability risks, control by management, limited trading market, volatility of stock prices, effect of pending litigation, and other risk factors detailed in the Company's Securities and Exchange Commission filings.